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Ingersoll Rand to Share Strategies and 2020 Outlook
at Analyst and Investor Meeting

2017 - 2020 Financial Targets:

•	Revenue CAGR: approximately 4 to 4.5 percent

•	Operating Margin: approximately 14.5 to 15 percent in 2020

•	Earnings Per Share CAGR: approximately 11 to 13 percent

Swords, Ireland, May 10, 2017 - Michael W. Lamach, chairman and chief executive officer of Ingersoll Rand plc (NYSE:IR), a world leader in creating comfortable, sustainable and efficient environments, and the company’s leadership team will discuss the company’s long-term strategy starting at 8:00 a.m. ET, Wednesday, May 10, 2017. The conference will take place at Ingersoll Rand’s corporate center in Davidson, North Carolina.

“I am confident we are well positioned to grow revenues, earnings, margins and cash flow in 2017 and beyond,” Lamach said. “We believe our portfolio of market-leading brands, competitive positioning and ability to be smart allocators of cash will enable us to meet the commitments we have for the company.”

The live webcast and presentation will be accessible on the Ingersoll Rand website at http://www.ingersollrand.com.

An archive of the webcast will be available for 30 days following the event on the Ingersoll Rand website.

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About Ingersoll Rand
Ingersoll Rand (NYSE:IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands - including Club Car®, Ingersoll Rand®, Thermo King® and Trane® - work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a $13 billion global business committed to a world of sustainable progress and enduring results. For more information, visit www.ingersollrand.com.

This news release includes “forward-looking statements,” which are statements that are not historical facts, including statements that relate to the mix of and demand for our products; performance of the markets in which we operate; our share repurchase program including the amount of shares to be repurchased and timing of such repurchases; our capital allocation strategy; our projected 2017 full-year financial performance and targets and our projected 2017 to 2020 financial performance and targets including assumptions regarding our effective tax rate. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from our current expectations. Such factors include, but are not limited to, global economic conditions, the outcome of any litigation, demand for our products and services, and tax law changes. Additional factors that could cause such differences can be found in our Form 10-K for the year ended December 31, 2016, Form 10-Q for the quarter ended March 31, 2017, and other SEC filings. We assume no obligation to update these forward-looking statements.